Exhibit No. 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Receives

$9.95 Million in TARP Funding

BEAUFORT, S.C., Dec. 5, 2008 – Coastal Banking Company Inc. (OTCBB: CBCO) today announced that it has received a $9.95 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program. The TARP is a voluntary program designed to assist financial institutions in increasing the flow of financing to U.S. businesses and consumers as a way of stimulating the U.S. economy.

Under the TARP Capital Purchase Program, Coastal Banking Company has issued 9,950 shares of a Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a $1,000 per share liquidation value to the U.S. Treasury Department.  The Series A preferred stock provides a 5 percent dividend for each of the first five years of the investment, and 9 percent thereafter until the shares are redeemed. Additionally, in conjunction with the purchase of Coastal Banking Company’s Series A senior preferred stock, the Treasury received 10-year warrants on 205,579 shares of the company’s common stock with an exercise price of $7.26 per share.  The exercise price was calculated based on the average of closing prices of Coastal Banking Company’s common stock on the 20 trading days ending on the last trading day prior to the date of the Treasury’s approval of the company’s application under the program.

“Though we are already in a strong capital position, we believe that participating in the TARP program is in the best interest of the company, our shareholders and the communities we serve,” said Michael G. Sanchez, chief executive officer. “It is an extremely low-cost source of funds that provides our company with insurance capital in a time of great uncertainty. As responsible managers of taxpayer capital, our plan is to use the additional funding to make prudent loans to creditworthy individuals and businesses in our local communities and markets, work with troubled borrowers and support the bank’s broader strategic growth and community service initiatives.”

The $9.95 million investment represents 3 percent of the company’s total risk-weighted assets at Sept. 30, 2008. The proceeds from the sale of the Series A preferred stock will be contributed to Coastal Banking Company’s wholly owned banking subsidiary, CBC National Bank.

The impact of this additional equity on CBC National Bank’s already strong capital ratios is shown in the comparative chart below. Included are CBC National Bank’s capital ratios as of Sept. 30, 2008, a pro forma comparison that reflects what these capital ratios would be if the $9.95 million were added, and the threshold percentages that Federal regulators use to designate a “well-capitalized” bank.

CBC National Bank Capital Measurements	Pre-TARP capital ratios as of 9/30/08	Post-TARP capital ratios as of 9/30/08 (pro-forma)	Threshold for “well- capitalized” designation by Federal regulators
Total risk-based capital ratio	13.50%	16.50%	10.0%
Tier 1 risk-based capital ratio	12.25%	15.25%	6.0%
Tier 1 leverage ratio	9.43%	11.47%	5.0%

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $441.3 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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